EXHIBIT 23




INDEPENDENT AUDITOR'S CONSENT





To the Board of Directors and Stockholders of Kirlin Holding Corp.

     We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-46918) and the Registration Statement on Form S-3 (333-74366) of our report dated March 22, 2003 on the consolidated statements of financial condition of Kirlin Holding Corp. and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002, appearing in the Annual Report on Form 10-K of Kirlin Holding Corp.



/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 27, 2003